Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated November 17, 2009 on the financial statements of Pathmark Charter Corp. as of October 31, 2009 and for the period from October 5, 2009 (inception) through October 31, 2009 in the Registration Statement on Form 10 of Pathmark Charter Corp.
/s/ GBQ Partners LLC
January 19, 2010